Exhibit 99

 1016 Civic Center Drive NW PO Box 6057 Rochester, MN 55903-6057 Phone (507) 535-1200 FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.6 million, an increase of $0.9 million, compared to net income of $0.7 million in the first quarter of 2013
●	Diluted earnings per common share of $0.24, an increase of $0.18, compared to diluted earnings per common share of $0.06 in the first quarter of 2013
●	Provision for loan losses of ($1.6 million), a decrease of $1.6 million compared to a provision for loan losses of $0 in first quarter of 2013
●	Non-performing assets of $18.9 million, a decrease of $5.5 million, or 22.7% from $24.4 million at December 31, 2013
●	Bank supervisory agreement and individual minimum capital requirement terminated in the first quarter of 2014 by Bank’s primary federal regulator

EARNINGS SUMMARY (unaudited)	Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2014	2013
Net income	$1,632	741
Net income available to common stockholders	1,100	265
Diluted earnings per common share	0.24	0.06
Return on average assets	1.08%	0.48%
Return on average common equity	7.61%	4.90%
Book value per common share	$13.76	8.07

ROCHESTER, MINNESOTA, April 18, 2014. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $621 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.6 million for the first quarter of 2014, an increase of $0.9 million compared to net income of $0.7 million for the first quarter of 2013. Net income available to common shareholders was $1.1 million for the first quarter of 2014, an increase of $0.8 million from the net income available to common shareholders of $0.3 million for the first quarter of 2013. Diluted earnings per common share for the first quarter of 2014 was $0.24, an increase of $0.18 from the diluted earnings per common share of $0.06 for the first quarter of 2013. The increase in net income between the periods was due primarily to a $1.6 million decrease in the provision for loan losses due to the continued improvement in credit quality of our commercial loan portfolio. In addition, a $0.3 million decrease in other non-interest expenses relating primarily to a decrease in legal and other loan related expenses contributed to the increase in net income. These improvements to net income were partially offset by a $1.0 million increase in income tax expense between the periods due to the increased income and the recapture of the deferred tax asset valuation reserve in the fourth quarter of 2013, which caused regular income tax expense to be recorded in the first quarter of 2014.

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President’s Statement

“We are pleased to report positive earnings for the ninth consecutive quarter, the continued improvement in the credit quality of our loan portfolio, and a further reduction in our non-performing assets. We are also pleased that the Bank’s supervisory agreement and the individual minimum capital requirement were terminated during the first quarter of 2014 by the Bank’s primary federal regulator,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “All of these are very positive events and reflect our improving financial condition. We will continue to focus our efforts on improving the financial performance of our core banking operations.”

First Quarter Results

Net Interest Income

Net interest income was $5.1 million for the first quarter of 2014, an increase of $0.2 million, or 3.3%, compared to $4.9 million for the first quarter of 2013. Interest income was $5.4 million for the first quarter of 2014, a decrease of $0.9 million, or 14.2%, from $6.3 million for the first quarter of 2013. Interest income decreased between the periods primarily because of a $24 million decrease in the average interest-earning assets between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of the Company’s focus on improving credit quality, reducing loan concentrations, and managing interest rate risk. Interest income also decreased because of lower average yields on loans and an increase in the percentage of interest earning assets held in lower yielding average cash balances during the period. The average yield earned on interest-earning assets was 3.83% for the first quarter of 2014, a decrease of 45 basis points from the 4.28% average yield for the first quarter of 2013.

Interest expense was $0.3 million for the first quarter of 2014, a decrease of $1.1 million, or    76.1%, compared to $1.4 million for the first quarter of 2013. Interest expense decreased primarily because of a $40 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding advances from the Federal Home Loan Bank as well as a decrease in the outstanding brokered and retail certificates of deposits between the periods. The decrease in outstanding advances and certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates and advances. Interest expense also decreased because of the lower average interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first quarter of 2014. The average interest rate paid on interest-bearing liabilities was 0.26% for the first quarter of 2014, a decrease of 76 basis points from the 1.02% average interest rate paid in the first quarter of 2013. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2014 was 3.59%, an increase of 25 basis points compared to 3.34% for the first quarter of 2013.

Provision for Loan Losses

The provision for loan losses was ($1.6 million) for the first quarter of 2014, a decrease of $1.6 million compared to $0 for the first quarter of 2013. The provision decreased in the first quarter of 2014 primarily because of the improved performance and condition of certain risk rated commercial real estate loans in the first quarter of 2014 when compared to the first quarter of 2013. Total non-performing assets were $18.9 million at March 31, 2014, a decrease of $5.5 million, or 22.7%, from $24.4 million at December 31, 2013. Non-performing loans decreased $5.1 million and foreclosed and repossessed assets decreased $0.4 million during the first quarter of 2014. The non-performing loan and foreclosed and repossessed asset activity for the first quarter of 2014 was as follows:

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(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed assets
January 1, 2014	$17,496	January 1, 2014	$6,898
Classified as non-performing	1,038	Other payments received on real estate	(256)
Charge offs	(968)	Real estate sold	(136)
Principal payments received	(3,526)	Net gain on sale of assets	33
Classified as accruing	(1,610)	Write downs	(100)
March 31, 2014	$12,430	March 31, 2014	$6,439

The decrease in non-performing loans relates primarily to principal payments received on non-performing loans and charge offs. Of the $3.5 million in principal payments received, $2.5 million was received on a residential development loan as settlement of the outstanding debt and $0.4 million was received on another development loan from lot sale proceeds.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2014 and 2013 is summarized as follows:

(Dollars in thousands)	2014	2013
Balance at January 1,	$11,401	$21,608
Provision	(1,610)	0
Charge offs:
Consumer	(31)	(46)
Commercial business	(1)	0
Commercial real estate	(935)	(337)
Recoveries	266	716
Balance at March 31,	$9,090	$21,941

General allowance	$6,618	$13,614
Specific allowance	2,472	8,327
	$9,090	$21,941

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2014	2013
Non-Performing Loans:
One-to-four family real estate	$2,159	$1,602
Commercial real estate	9,221	14,549
Consumer	808	737
Commercial business	242	608
Total	12,430	17,496

Foreclosed and Repossessed Assets:
Commercial real estate	6,439	6,898
Total non-performing assets	$18,869	$24,394
Total as a percentage of total assets	3.04%	3.76%
Total non-performing loans	$12,430	$17,496
Total as a percentage of total loans receivable, net	3.25%	4.55%
Allowance for loan loss to non-performing loans	73.13%	65.17%

Delinquency Data:
Delinquencies (1)
30+ days	$2,060	$6,370
90+ days (2)	0	0
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.52%	1.33%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

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The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at March 31, 2014	# of relationships	Principal Amount of Loans at December 31, 2013
Developments/land	4	$ 9,221	9	$14,549
	4	$ 9,221	9	$14,549

Non-Interest Income and Expense

Non-interest income was $1.7 million for the first quarter of 2014, a decrease of $0.2 million, or 9.93%, from $1.9 million for the first quarter of 2013. Gain on sales of loans decreased $0.3 million between the periods due to a $0.5 million decrease in the gains recognized on the sale of single family loans that was partially offset by a $0.2 million increase in the sale of commercial government guaranteed loans between the periods. The decrease in the gains recognized on single family loans was due to a decrease in loan originations and sales between the periods. Other non-interest income increased $0.1 million between the periods primarily because of an increase in rental income earned on other real estate owned and increased revenue from the sale of uninsured investment products between the periods. Fees and service charges increased $34,000 between the periods primarily because of an increase in overdraft fees between the periods. Loan servicing fees increased $13,000 between the periods because of an increase in the number of single family and commercial loans that are being serviced for others.

Non-interest expense was $5.7 million for the first quarter of 2014, a decrease of $0.3 million, or 5.66%, from $6.0 million for the first quarter of 2013. Other non-interest expense decreased $0.5 million between the periods primarily because of decreased legal and other expenses relating to non-performing assets. Deposit insurance expense decreased $0.2 million between the periods because of a decrease in assets and insurance rates between the periods. Data processing costs decreased $0.1 million due to a decrease in hardware and software depreciation expense. These decreases in non-interest expense were partially offset by a $0.3 million increase in compensation expense between the periods primarily because of increases in salaries and pension benefit costs. The loss on real estate owned increased $0.1 million between the periods primarily because of additional reserves established on certain properties because their estimated value had decreased. Occupancy expense increased $32,000 primarily because of an increase in non-capitalized software purchases between the periods.

Income tax expense was $1.1 million for the first quarter of 2014, an increase of $1.1 million from $25,000 for the first quarter of 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at March 31, 2013. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the first quarter of 2013. The income tax expense that was recorded in the first quarter of 2013 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated and regular income tax expense of $1.1 million was recorded in the first quarter of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $1.1 million for the first quarter of 2014, an increase of $0.8 million from the $0.3 million income available to common shareholders in the first quarter of 2013. The net income available to common shareholders increased because of the increase in the net income between the periods. As of March 31, 2014, the Company had deferred the last thirteen quarterly dividend payments, beginning with the February 15, 2011 dividend payment through its February 15, 2014 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A that was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the “Preferred Stock”). The dividend accrued at the per annum rate of 5% until February 14, 2014 and accrues at the per annum rate of 9% thereafter. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income available to common shareholders.

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Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly during the deferral period. In addition, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders of the Preferred Stock have the right to appoint two representatives to the Company’s board of directors. While dividends on the Preferred Stock are in arrears, no dividend may be paid on the common stock of the Company. Under the terms of the Company’s Supervisory Agreement with its federal regulator, the Company cannot declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of the Federal Reserve Board.

On April 11, 2014, the Company announced that its Board of Directors declared a dividend of $201.71 per share on the Company’s outstanding Preferred Stock. The amount of the dividend represents all accrued and unpaid dividends on the Preferred Stock for all past dividend periods and for the dividend period ending on May 14, 2014. The dividend will be payable on May 15, 2014 to holders of record of the Preferred Stock on April 9, 2014. Also on April 11, 2014, the Company announced that it will redeem 10,000 shares of the Preferred Stock on a pro rata basis from holders of record of the Preferred Stock on April 9, 2014. The effective date of the redemption will be May 15, 2014. Giving effect to the dividend to be paid on the same date, the redemption price per share will be $1,000. Following the redemption, 16,000 shares of Preferred Stock will remain outstanding. The Company has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

The reduction in the number of outstanding shares of Preferred Stock will, from and after May 15, 2014, reduce the quarterly Preferred Stock dividend accrual from $585,000 to $360,000. Payment of all previously-deferred accrued and unpaid dividends will terminate the current right of holders of Preferred Stock to appoint any person to the Company’s board of directors.

Return on Assets and Equity

Return on average assets for the first quarter of 2014 was 1.08%, compared to 0.48% for the first quarter of 2013. Return on average equity was 7.61% for the first quarter of 2014, compared to 4.90% for the first quarter of 2013. Book value per common share at March 31, 2014 was $13.76, compared to $8.07 at March 31, 2013.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in located in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends by HMN, including the announced Preferred Stock dividend; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability to request and pay dividends to HMN and the redemption of any outstanding Preferred Stock, including the announced partial redemption of outstanding Preferred Stock; evaluation of any future redemption of any outstanding Preferred Stock and the factors upon which such matter is likely to depend; the ability to remain well capitalized under revised capital rules; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”), and the Company’s supervisory agreement, or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC) and Federal Reserve Bank (FRB) and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

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A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreement between the Company and the FRB; possible legislative and regulatory changes, including changes to regulatory capital rules, the ability of the Company to establish and adhere to plans and policies that are satisfactory to the FRB, in accordance with the terms of the Company supervisory agreement and to otherwise manage the operations of the Company to ensure compliance with other requirements set forth in the supervisory agreement; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the Company supervisory agreement or other directives; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$100,016	120,686
Securities available for sale:
Mortgage-backed and related securities (amortized cost $4,202 and $4,899)	4,462	5,213
Other marketable securities (amortized cost $98,784 and $103,788)	98,031	102,743
	102,493	107,956

Loans held for sale	1,425	1,502
Loans receivable, net	383,020	384,615
Accrued interest receivable	1,892	1,953
Real estate, net	6,439	6,898
Federal Home Loan Bank stock, at cost	777	784
Mortgage servicing rights, net	1,630	1,708
Premises and equipment, net	6,785	6,711
Prepaid expenses and other assets	1,282	698
Deferred tax asset, net	15,016	15,111
Total assets	$620,775	648,622

Liabilities and Stockholders’ Equity
Deposits	$522,383	553,930
Accrued interest payable	107	146
Customer escrows	1,119	614
Accrued expenses and other liabilities	9,940	8,257
Total liabilities	533,549	562,947
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): Authorized 500,000 shares; issued shares 26,000	26,000	26,000
Common stock ($.01 par value): Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,543	51,175
Retained earnings, subject to certain restrictions	73,465	72,211
Accumulated other comprehensive loss, net of tax	(493)	(674)
Unearned employee stock ownership plan shares	(2,755)	(2,804)
Treasury stock, at cost 4,680,457 and 4,704,313 shares	(59,625)	(60,324)
Total stockholders’ equity	87,226	85,675
Total liabilities and stockholders’ equity	$620,775	648,622

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Interest income:
Loans receivable	$5,070	6,028
Securities available for sale:
Mortgage-backed and related	50	94
Other marketable	254	139
Cash equivalents	52	33
Other	1	29
Total interest income	5,427	6,323

Interest expense:
Deposits	334	557
Federal Home Loan Bank advances	0	835
Total interest expense	334	1,392
Net interest income	5,093	4,931
Provision for loan losses	(1,610)	0
Net interest income after provision for loan losses	6,703	4,931

Non-interest income:
Fees and service charges	823	789
Loan servicing fees	261	248
Gain on sales of loans	346	678
Other	258	159
Total non-interest income	1,688	1,874

Non-interest expense:
Compensation and benefits	3,478	3,199
Loss (gain) on real estate owned	68	(19)
Occupancy	882	850
Deposit insurance	157	318
Data processing	246	355
Other	866	1,336
Total non-interest expense	5,697	6,039
Income before income tax expense	2,694	766
Income tax expense	1,062	25
Net income	1,632	741
Preferred stock dividends and discount	(532)	(476)
Net income available to common shareholders	$1,100	265
Other comprehensive income (loss), net of tax	$144	(146)
Comprehensive income attributable to common shareholders	$1,244	119
Basic earnings per common share	$0.27	0.07
Diluted earnings per common share	$0.24	0.06

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended March 31, 2013
(Dollars in thousands, except per share data)	2014	2013
I. OPERATING DATA:
Interest income	$5,427	6,323
Interest expense	334	1,392
Net interest income	5,093	4,931

II. AVERAGE BALANCES:
Assets (1)	611,427	624,855
Loans receivable, net	377,619	441,721
Securities available for sale (1)	108,872	90,862
Interest-earning assets (1)	575,369	598,912
Interest-bearing liabilities	516,390	556,200
Equity (1)	86,980	61,363

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.08%	0.48%
Interest rate spread information:
Average during period	3.56	3.27
End of period	3.74	3.23
Net interest margin	3.59	3.34
Ratio of operating expense to average total assets (annualized)	3.78	3.92
Return on average equity (annualized)	7.61	4.90
Efficiency	84.01	88.75
	March 31,	December 31,	March 31,
	2014	2013	2013
IV. ASSET QUALITY:
Total non-performing assets	$18,869	24,394	38,680
Non-performing assets to total assets	3.04%	3.76%	6.17%
Non-performing loans to total loans receivable, net	3.25	4.55	6.62
Allowance for loan losses	$9,090	11,401	21,941
Allowance for loan losses to total assets	1.46%	1.76%	3.50%
Allowance for loan losses to total loans receivable, net	2.37	2.96	5.05
Allowance for loan losses to non-performing loans	73.13	65.17	76.29

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$13.76	13.49	8.07
	Three Months Ended Mar 31, 2014	Year Ended Dec 31, 2013	Three Months Ended Mar 31, 2013
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	14.05%	13.21%	9.74%
Average stockholders’ equity to average assets (1)	14.23	10.77	9.82
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	111.42	109.11	107.68
Tier 1 or core capital	13.08	12.22	10.24
Risk-based capital	22.04	20.78	16.38
	March 31,	December 31,	March 31,
	2014	2013	2013
VII. EMPLOYEE DATA:
Number of full time equivalent employees	181	185	188

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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